Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2023, relating to the consolidated financial statements and financial statement schedule of Advance Auto Parts, Inc. and subsidiaries and the effectiveness of Advance Auto Parts, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. and subsidiaries for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

June 7, 2023